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[DOV LOGO]


                                                                  Exhibit 99.1


                                                                    May 5, 2003


Dear Shareholders:

         It is my pleasure to thank you for your support and to add this informal message to our annual report for 2002.

         2002 marked a year of significant change and growth for DOV. Just one week ago, DOV passed its first IPO anniversary. Those of you who became owners in the IPO recall the painful confluence of a major fall-off in the biotech sector exacerbated by immediate shareholder class action litigation when our stock dropped from the IPO price of $13.00. I believe that the corporate and clinical milestones achieved in the past year mark a significant turning point for the Company and are responsible for much of the recovery in our stock price.

         On the corporate side, we have been able to settle the class action litigation by agreeing to pay the class members $250,000 in cash and 500,000 six-year warrants exercisable at $10.00 per share. At today's value for the warrants, this comes to a settlement of approximately $0.45 per IPO share.

         In the IPO prospectus we gave ourselves 18 goals and we have met 15. I take this opportunity to summarize several of our accomplishments:

     o Successful IND filings for ocinaplon, our non-sedating anxiolytic, and bicifadine, our non-narcotic analgesic

     o Announced two positive phase 2 clinical trials for ocinaplon in the treatment of generalized anxiety disorders

     o Announced positive results for bicifadine in a phase 3 trial of post-surgical dental pain

     o   Initiated a confirmatory, phase 3 trial for bicifadine

     o   Initiated carcinogenicity studies for bicifadine and ocinaplon

     o Completed phase 1a and 1b clinical trials with DOV 216,303, a triple re-uptake inhibitor and our lead candidate for depression, and initiated a phase 2 clinical trial in severely depressed patients

     o Designated DOV 21,947 a clinical candidate for treatment of depression and conducted sufficient animal toxicology to begin a phase 1a clinical trial later this month

     o Received an extension to 2020 of our 3.5% net royalty on indiplon, our insomnia drug being handled under sublicense by Neurocrine and Pfizer, for which they state they expect to file an NDA by early 2004

     o A number of other clinical trials in the late planning stages, including a phase 3 pivotal trial for ocinaplon scheduled to begin late this summer.

         With only one exception, we began every clinical trial projected in our April 2002 prospectus at its specified time. The one exception relates to an anticipated phase 3 trial with DOV diltiazem, our patented immediate release anti-angina drug candidate. This delay was necessitated because of phase 1 data indicating a possible food effect on absorption. This issue must be addressed before beginning the phase 3 clinical trial.


 433 Hackensack Ave., Hackensack, NJ  07601 (201) 968-0980 (201) 968-0986-fax


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         We have also worked to strengthen our patent portfolio. Composition of matter patents were issued for DOV 21,947 and DOV 102,677, clinical and preclinical compounds from our re-uptake inhibitor program. We have filed additional patent applications for ocinaplon and bicifadine, and other applications are in progress.

         The other two prospectus goals that remain outstanding relate to in-licensing and partnering. First, while projected in-licensing of additional compounds has not occurred as yet, we have been able to expand our drug portfolio through in-house development of drug candidates related to our core compounds.

         Second, we continue to explore pharmaceutical collaborations to assist us in funding our clinical trials. This is all the more important now that we have taken over the funding of DOV Bermuda, our joint venture with Elan Corporation, for the development of ocinaplon and bicifadine. During this process, we were able to amend our debt structure with Elan in order to preserve and possibly increase our 80.1% ownership of DOV Bermuda. We are also responsible for funding the development of DOV diltiazem now that we have retrieved this drug candidate from Biovail. Therefore, identifying suitable partners is one of our key missions this year and next.

         With great pride, our team successfully delivered the corporate and clinical goals we set forth when we went public, and we look forward to continued growth and achievements in 2003. We thank our DOV employees for their hard work and dedication. We are greatly encouraged by accomplishments over the past year, and have a positive outlook on the future. We have six drug candidates in clinical trials, all addressing substantial unmet needs in large markets that, in the aggregate, come to over $15 billion.

         We appreciate and value our shareholder support and trust, and thank you for your continued support. We believe that all positive clinical trial results add value to the drug candidate, and therefore to DOV. Management is focused on providing increased shareholder value as we move forward.

         May I personally thank everyone who has supported and enabled our vision for DOV to progress so significantly over the past year.


Sincerely,


--------------------------
Arnold Lippa
CEO and Co-Chairman


433 Hackensack Ave., Hackensack, NJ  07601 (201) 968-0980 (201) 968-0986-fax